Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Fourth Quarter and Full-Year 2019 Earnings

•Fourth quarter comparable sales grew 1.5 percent, reflecting comparable digital sales growth of 20 percent.
•Same-day services (Order Pick Up, Drive Up and Shipt) accounted for more than 80 percent of Target’s fourth-quarter comparable digital sales growth.
•Fourth quarter GAAP EPS from continuing operations of $1.63 was 6.9 percent higher than last year. Adjusted EPS1 of $1.69 was 10.6 percent higher than last year.
•Full-year comparable sales grew 3.4 percent, reflecting comparable digital sales growth of 29 percent.
◦2019 marks the sixth consecutive year in which Target’s comparable digital sales have grown more than 25 percent.
◦In 2019, Target’s same-day services grew more than 90 percent, accounting for nearly three-quarters of the Company’s comparable digital sales growth.
•Full-year operating income dollars grew 13.3 percent compared with last year. The Company’s full-year operating income margin rate of 6.0 percent was 50 bps higher than last year.
•Full-year GAAP EPS from continuing operations grew 15.4 percent compared with last year, while full-year Adjusted EPS grew 18.4 percent. Both GAAP EPS from continuing operations and Adjusted EPS established new all-time highs.
•For additional media materials, please visit:
https://corporate.target.com/article/2020/03/q4-fy2019-earnings

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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 2 of 13

MINNEAPOLIS (Mar. 3, 2020) – Target Corporation (NYSE: TGT) today announced its fourth-quarter and full-year 2019 results. The Company reported GAAP earnings per share (EPS) from continuing operations of $1.63 in fourth quarter and $6.34 for full-year 2019, compared with $1.52 and $5.50 in 2018, respectively. Fourth quarter Adjusted EPS were $1.69 and full-year Adjusted EPS were $6.39, compared with $1.53 and $5.39 in 2018, respectively. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
“With eleven consecutive quarters of positive comparable sales growth, driven by healthy performance in both our stores and digital channels, Target’s results demonstrate that we’ve built a sustainable business model that drives strong topline growth and consistent bottom line performance,” said Brian Cornell, Chairman and CEO of Target. “The strategic investments we’ve made over the past several years to elevate the shopping experience, curate our multi-category assortment at scale, and deliver ease and convenience through our fulfillment capabilities are deepening our relationship with our guest. As we look ahead to 2020 and beyond, we are well positioned to build on this strong foundation to further differentiate Target and drive long-term, profitable growth.”

Fiscal 2020 Guidance
In first quarter 2020, Target expects a low-single digit increase in comparable sales and a mid-single digit increase in operating income. The Company expects both GAAP EPS from continuing operations and Adjusted EPS of $1.55 to $1.75.
For full-year 2020, Target expects a low-single digit increase in comparable sales and a mid-single digit increase in operating income. The Company expects both GAAP EPS from continuing operations and Adjusted EPS of $6.70 to $7.00.
First quarter and full-year 2020 GAAP EPS from continuing operations may include the impact of certain discrete items, which will be excluded in calculating Adjusted EPS. The Company is not currently aware of any such discrete items.

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Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 3 of 13

Operating Results
The Company’s total comparable sales grew 1.5 percent in the fourth quarter, reflecting comparable digital sales growth of 20 percent. Total revenue of $23.4 billion grew 1.8 percent compared with last year, reflecting sales growth of 1.8 percent and a 9.3 percent increase in other revenue. Operating income was $1,198 million in fourth quarter 2019, up 7.3 percent from $1,117 million in 2018.
Fourth quarter operating income margin rate was 5.1 percent in 2019 compared with 4.9 percent in 2018. Fourth quarter gross margin rate was 26.3 percent, compared with 25.7 percent in 2018. This increase reflected the benefit of merchandising efforts to optimize costs, pricing, promotions and assortment, combined with the benefit of favorable category sales mix. Fourth quarter SG&A expense rate was 19.3 percent in 2019, compared with 19.0 percent in 2018. Fourth quarter SG&A results reflected higher marketing expenses compared with last year, partially offset by lower net compensation expenses, including lower incentive compensation in 2019.
Full-year sales increased 3.6 percent to $77.1 billion from $74.4 billion last year, reflecting a 3.4 percent increase in comparable sales combined with sales from non-mature stores. Full-year revenue of $78.1 billion grew 3.7 percent compared with last year, reflecting sales growth of 3.6 percent and a 6.3 percent increase in other revenue.
Full-year operating income was $4,658 million in 2019, an increase of 13.3 percent from $4,110 million last year. Full-year gross margin rate was 28.9 percent, compared with 28.4 percent in 2018. This increase reflects merchandising efforts to optimize costs, pricing, promotions and assortment, combined with the benefit of favorable category sales mix, partially offset by higher supply chain and fulfillment costs. Full-year SG&A expense rate was 20.8 percent in 2019, approximately flat to last year. Store labor productivity and lower incentive compensation in 2019 offset pressure from wage growth.

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Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 4 of 13

Interest Expense and Taxes from Continuing Operations
The Company’s fourth quarter 2019 net interest expense was $118 million, compared with $110 million last year. Excluding the loss of $10 million related to the early retirement of debt in 2019, fourth quarter net interest expense was approximately flat to last year.
Full-year 2019 net interest expense was $477 million, compared with $461 million in 2018, driven primarily by the loss of $10 million related to the early retirement of debt in 2019.
Fourth quarter 2019 effective income tax rate from continuing operations was 20.7 percent, compared with 21.4 percent last year. The Company’s full-year 2019 effective income tax rate from continuing operations was 22.0 percent compared with 20.3 percent in 2018, when results included discrete benefits related to the Tax Cuts and Jobs Act of 2017 and the resolution of certain income tax matters unrelated to 2018 operations.

Shareholder Returns
The Company returned $940 million to shareholders in fourth quarter 2019, including:
•Dividends of $334 million, unchanged from $334 million in fourth quarter 2018, reflecting a decline in share count offset by a 3.1 percent increase in the dividend per share.
•Share repurchases totaling $606 million that retired 5.1 million shares of common stock at an average price of $117.81.
At the end of the fourth quarter, the Company had approximately $0.1 billion of remaining capacity under the $5 billion share repurchase program approved in 2016. In September 2019, Target’s Board of Directors authorized a new $5 billion share repurchase program. Repurchases through this program will begin upon completion of the 2016 program.
For the trailing twelve months through fourth quarter 2019, after-tax return on invested capital (ROIC) was 16.0 percent, compared with 14.7 percent for the twelve months through fourth quarter 2018. The tables of this release provide additional information about the Company’s ROIC calculation.

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Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 5 of 13

Webcast Details
Target will webcast its financial community meeting, including a Q&A session, beginning at 8:00 a.m. CST today. Investors and the media are invited to listen to the meeting at Investors.Target.com (hover over “investors” then click on “events & presentations”). A replay of the webcast will be available within four hours of the meeting’s conclusion.

Miscellaneous
Statements in this release regarding first quarter and full-year 2020 earnings per share, comparable sales guidance and operating income are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Feb. 2, 2019. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at more than 1,800 stores and at Target.com. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 6 of 13

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
(millions, except per share data) (unaudited)	February 1, 2020	February 2, 2019	Change	February 1, 2020	February 2, 2019	Change
Sales	$23,133	$22,734	1.8%	$77,130	$74,433	3.6%
Other revenue	265	243	9.3	982	923	6.3
Total revenue	23,398	22,977	1.8	78,112	75,356	3.7
Cost of sales	17,056	16,900	0.9	54,864	53,299	2.9
Selling, general and administrative expenses	4,504	4,376	2.9	16,233	15,723	3.2
Depreciation and amortization (exclusive of depreciation included in cost of sales)	640	584	9.4	2,357	2,224	6.0
Operating income	1,198	1,117	7.3	4,658	4,110	13.3
Net interest expense	118	110	7.2	477	461	3.3
Net other (income) / expense	29	(7)	(516.2)	(9)	(27)	(71.4)
Earnings from continuing operations before income taxes	1,051	1,014	3.6	4,190	3,676	14.0
Provision for income taxes	218	216	0.5	921	746	23.4
Net earnings from continuing operations	833	798	4.4	3,269	2,930	11.6
Discontinued operations, net of tax	1	1		12	7
Net earnings	$834	$799	4.4%	$3,281	$2,937	11.7%
Basic earnings per share
Continuing operations	$1.64	$1.53	7.2%	$6.39	$5.54	15.4%
Discontinued operations	—	—		0.02	0.01
Net earnings per share	$1.65	$1.54	7.2%	$6.42	$5.55	15.6%
Diluted earnings per share
Continuing operations	$1.63	$1.52	6.9%	$6.34	$5.50	15.4%
Discontinued operations	—	—		0.02	0.01
Net earnings per share	$1.63	$1.52	6.9%	$6.36	$5.51	15.5%
Weighted average common shares outstanding
Basic	506.2	519.9	(2.6)%	510.9	528.6	(3.3)%
Diluted	511.9	524.3	(2.4)%	515.6	533.2	(3.3)%
Antidilutive shares	—	0.2		—	—
Dividends declared per share	$0.66	$0.64	3.1%	$2.62	$2.54	3.1%
Note: Per share amounts may not foot due to rounding.

Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 7 of 13

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	February 1, 2020	February 2, 2019
Assets
Cash and cash equivalents	$2,577	$1,556
Inventory	8,992	9,497
Other current assets	1,333	1,466
Total current assets	12,902	12,519
Property and equipment
Land	6,036	6,064
Buildings and improvements	30,603	29,240
Fixtures and equipment	6,083	5,912
Computer hardware and software	2,692	2,544
Construction-in-progress	533	460
Accumulated depreciation	(19,664)	(18,687)
Property and equipment, net	26,283	25,533
Operating lease assets	2,236	1,965
Other noncurrent assets	1,358	1,273
Total assets	$42,779	$41,290
Liabilities and shareholders’ investment
Accounts payable	$9,920	$9,761
Accrued and other current liabilities	4,406	4,201
Current portion of long-term debt and other borrowings	161	1,052
Total current liabilities	14,487	15,014
Long-term debt and other borrowings	11,338	10,223
Noncurrent operating lease liabilities	2,275	2,004
Deferred income taxes	1,122	972
Other noncurrent liabilities	1,724	1,780
Total noncurrent liabilities	16,459	14,979
Shareholders’ investment
Common stock	42	43
Additional paid-in capital	6,226	6,042
Retained earnings	6,433	6,017
Accumulated other comprehensive loss	(868)	(805)
Total shareholders’ investment	11,833	11,297
Total liabilities and shareholders’ investment	$42,779	$41,290
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 504,198,962 and 517,761,600 shares issued and outstanding as of February 1, 2020, and February 2, 2019, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 8 of 13

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	February 1, 2020	February 2, 2019
Operating activities
Net earnings	$3,281	$2,937
Earnings from discontinued operations, net of tax	12	7
Net earnings from continuing operations	3,269	2,930
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	2,604	2,474
Share-based compensation expense	147	132
Deferred income taxes	178	322
Loss on debt extinguishment	10	—
Noncash losses / (gains) and other, net	29	95
Changes in operating accounts:
Inventory	505	(900)
Other assets	18	(299)
Accounts payable	140	1,127
Accrued and other liabilities	199	89
Cash provided by operating activities—continuing operations	7,099	5,970
Cash provided by operating activities—discontinued operations	18	3
Cash provided by operations	7,117	5,973
Investing activities
Expenditures for property and equipment	(3,027)	(3,516)
Proceeds from disposal of property and equipment	63	85
Other investments	20	15
Cash required for investing activities	(2,944)	(3,416)
Financing activities
Additions to long-term debt	1,739	—
Reductions of long-term debt	(2,069)	(281)
Dividends paid	(1,330)	(1,335)
Repurchase of stock	(1,565)	(2,124)
Stock option exercises	73	96
Cash required for financing activities	(3,152)	(3,644)
Net increase / (decrease) in cash and cash equivalents	1,021	(1,087)
Cash and cash equivalents at beginning of period	1,556	2,643
Cash and cash equivalents at end of period	$2,577	$1,556

Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 9 of 13

TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Twelve Months Ended
(unaudited)	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Gross margin rate	26.3%	25.7%	28.9%	28.4%
SG&A expense rate	19.3	19.0	20.8	20.9
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	2.7	2.5	3.0	3.0
Operating income margin rate	5.1	4.9	6.0	5.5
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $176 million and $680 million of profit-sharing income under our credit card program agreement for the three and twelve months ended February 1, 2020, respectively, and $170 million and $673 million for the three and twelve months ended February 2, 2019, respectively.

Comparable Sales	Three Months Ended		Twelve Months Ended
(unaudited)	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Comparable sales change	1.5%	5.3%	3.4%	5.0%
Drivers of change in comparable sales:
Number of transactions	1.3	4.5	2.7	5.0
Average transaction amount	0.2	0.8	0.7	0.1
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change	Three Months Ended		Twelve Months Ended
(unaudited)	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Stores channel comparable sales change	(0.7)%	2.9%	1.4%	3.2%
Contribution from digitally originated sales to comparable sales change	2.2	2.4	1.9	1.8
Total comparable sales change	1.5%	5.3%	3.4%	5.0%
Note: Amounts may not foot due to rounding.

Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Stores originated	87.7%	89.6%	91.2%	92.9%
Digitally originated	12.3	10.4	8.8	7.1
Total	100%	100%	100%	100%

RedCard Penetration	Three Months Ended		Twelve Months Ended
(unaudited)	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Target Debit Card	12.4%	12.6%	12.6%	13.0%
Target Credit Cards	10.9	11.0	10.7	10.9
Total RedCard Penetration	23.3%	23.6%	23.3%	23.8%
Note: Amounts may not foot due to rounding.

Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 10 of 13

Number of Stores and Retail Square Feet	Number of Stores		Retail Square Feet (a)
(unaudited)	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
170,000 or more sq. ft.	272	272	48,619	48,604
50,000 to 169,999 sq. ft.	1,505	1,501	189,227	188,900
49,999 or less sq. ft.	91	71	2,670	2,077
Total	1,868	1,844	240,516	239,581
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 11 of 13

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	February 1, 2020			February 2, 2019
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$1.63			$1.52	6.9%
Adjustments
Loss on investment (a)	$41	$31	$0.06	$—	$—	$—
Tax Act (b)	—	—	—	—	3	0.01
Loss on debt extinguishment	10	8	0.02	—	—	—
Other (c)	(9)	(6)	(0.01)	—	—	—
Adjusted diluted earnings per share from continuing operations			$1.69			$1.53	10.6%
Note: Amounts may not foot due to rounding.

Reconciliation of Non-GAAP Adjusted EPS	Twelve Months Ended
	February 1, 2020			February 2, 2019
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$6.34			$5.50	15.4%
Adjustments
Loss on investment (a)	$41	$31	$0.06	$—	$—	$—
Tax Act (b)	—	—	—	—	(36)	(0.07)
Loss on debt extinguishment	10	8	0.01	—	—	—
Other (c)	(17)	(13)	(0.02)	—	—	—
Other income tax matters (d)	—	—	—	—	(18)	(0.03)
Adjusted diluted earnings per share from continuing operations			$6.39			$5.39	18.4%
Note: Amounts may not foot due to rounding.

(a)Represents an unrealized loss on our investment in Casper Sleep, Inc., which is not core to our continuing operations.
(b)Represents discrete items related to the Tax Cuts and Job Act of 2017 (Tax Act).
(c)Represents insurance recoveries related to the 2013 data breach.
(d)Represents benefits from the resolution of certain income tax matters unrelated to current period operations.

Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 12 of 13

Earnings from continuing operations before interest expense and income taxes (EBIT) and earnings from continuing operations before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is net earnings from continuing operations. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Twelve Months Ended
(dollars in millions) (unaudited)	February 1, 2020	February 2, 2019	Change	February 1, 2020	February 2, 2019	Change
Net earnings from continuing operations	$833	$798	4.4%	$3,269	$2,930	11.6%
+ Provision for income taxes	218	216	0.5	921	746	23.4
+ Net interest expense	118	110	7.2	477	461	3.3
EBIT	$1,169	$1,124	3.9%	$4,667	$4,137	12.8%
+ Total depreciation and amortization (a)	699	647	8.1	2,604	2,474	5.3
EBITDA	$1,868	$1,771	5.5%	$7,271	$6,611	10.0%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales on our Consolidated Statements of Operations.

Target Corporation Reports Fourth Quarter and Full-Year 2019 Earnings — Page 13 of 13

We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions)
	Trailing Twelve Months
Numerator	February 1, 2020	February 2, 2019
Operating income	$4,658	$4,110
+ Net other income / (expense)	9	27
EBIT	4,667	4,137
+ Operating lease interest (a)	86	83
- Income taxes (b)	1,045	856
Net operating profit after taxes	$3,708	$3,364

Denominator	February 1, 2020	February 2, 2019	February 3, 2018
Current portion of long-term debt and other borrowings	$161	$1,052	$281
+ Noncurrent portion of long-term debt	11,338	10,223	11,117
+ Shareholders' investment	11,833	11,297	11,651
+ Operating lease liabilities (c)	2,475	2,170	2,072
- Cash and cash equivalents	2,577	1,556	2,643
Invested capital	$23,230	$23,186	$22,478
Average invested capital (d)	$23,208	$22,832

After-tax return on invested capital	16.0%	14.7%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates for continuing operations, which were 22.0 percent and 20.3 percent for the trailing twelve months ended February 1, 2020, and February 2, 2019, respectively. For the twelve months ended February 1, 2020, and February 2, 2019, includes tax effect of $1,026 million and $839 million, respectively, related to EBIT and $19 million and $17 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities on the Consolidated Statements of Financial Position.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.